Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of NVIDIA Corporation and the Class C Capital Stock of Alphabet Inc. due April 6, 2028
Term Sheet to Preliminary Pricing Supplement dated March 27, 2025

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying Stocks:	The common stock of NVIDIA Corporation and the Class C capital stock of Alphabet Inc.
Pricing Date*:	April 2, 2025
Issue Date*:	April 7, 2025
Maturity Date*:	April 6, 2028
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:
If the stock closing price of the Lowest Performing Underlying Stock on the Call Date is greater than or equal to its Starting Price, the Securities will be automatically called for the principal amount plus the Call Premium.

Call Date*:	April 7, 2026
Call Premium:	At least 44.75% of the principal amount (to be determined on the Pricing Date)
Lowest Performing Underlying Stock:	The Lowest Performing Underlying Stock is the Underlying Stock with the lowest Performance Factor on the Call Date or the Final Calculation Day, as applicable.
Performance Factor:
With respect to an Underlying Stock on the Call Date or the Final Calculation Day, its stock closing price on the Call Date or the Final Calculation Day, as applicable, divided by its Starting Price (expressed as a percentage).

Call Settlement Date:	Three business days after the Call Date.
Maturity Payment Amount (per Security):
If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be greater than, equal to or less than the principal amount per Security:
●
if the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is greater than its Starting Price:
$1,000 + ($1,000 × Underlying Stock Return of the Lowest Performing Underlying Stock × Upside Participation Rate)
●
If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than or equal to its Starting Price, but greater than or equal to its Threshold Price: $1,000; or
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If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:
$1,000 + [$1,000 × (Underlying Stock Return of the Lowest Performing Underlying Stock + Buffer Amount)]

Starting Price:	With respect to each Underlying Stock, its stock closing price on the Pricing Date
Ending Price:	With respect to each Underlying Stock, its stock closing price on the Final Calculation Day
Threshold Price:	With respect to each Underlying Stock, 85% of its Starting Price.
Buffer Amount:	15%
Upside Participation Rate:	150%
Underlying Stock Return:	With respect to each Underlying Stock, the percentage change from the Starting Price to the Ending Price, measured as follows: Ending Price – Starting Price Starting Price
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.
CUSIP:	09711GRF4
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.
Hypothetical Payout Profile***

150%
Participation Rate
Call Date (Call Premium: 44.75%)
15% buffer
Security Return at Maturity
Percentage Change of the Lowest Performing Underlying Stock
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Return of the Lowest Performing Underlying Stock
Hypothethical Call Premium

*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the stock closing price of the Lowest Performing Underlying Stock on the Call Date significantly exceeds its Starting Price. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of either Underlying Stock at the Upside Participation Rate.
If the Securities are not automatically called and the Ending Price of the Lowest Performing Underlying Stock is less than its Threshold Price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the Buffer Amount and will lose some, and possibly up to 85%, of the principal amount of your Securities on the Maturity Date.
The initial estimated value of the Securities as of the pricing date is expected to be between $914.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-20 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement:  https://www.sec.gov/Archives/edgar/data/70858/000191870425005202/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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The Securities do not bear interest.
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If the Securities are automatically called, your return will be limited to the Call Premium.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the prices of the Underlying Stocks other than on the Call Date or the Final Calculation Day, as applicable.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the stock closing price of one Underlying Stock is always greater than or equal to its Starting Price or Threshold Price.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Call Settlement Date or the Maturity Date may be postponed if the Call Date or the Final Calculation Day is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying Stocks, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
The Securities may become linked to the common stock of a company other than an original Underlying Stock Issuer.
o
We cannot control actions by an Underlying Stock Issuer.
o
We and our affiliates have no affiliation with any Underlying Stock Issuer and have not independently verified any public disclosure of information.
o
You have limited anti-dilution protection.
●
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated March 27, 2025, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.